MEDICORE, INC.
                         Reports 2004 Results

Hialeah, Florida, March 31, 2004 - Medicore, Inc. (Nasdaq - MDKI) announced financial results for the year ended December 31, 2004. Revenues for 2004 were $41,768,000, up approximately 36% from $30,807,000 in 2003.

Pre-tax income before minority interest and equity in affiliate earnings was $2,124,000 compared to $1,538,000 for 2003.

Net income for the year 2004 was $514,000 or $.07 per share ($.06 diluted), compared to $273,000 or $.04 per share ($.03 diluted) for the prior year, an 88% increase.

Thomas K. Langbein, Chairman of the Board, CEO and President, commented, "2004 proved to be an excellent year for our majority owned subsidiary, Dialysis Corporation of America ("DCA"), which achieved record financial performance for the year. The opening of seven new dialysis facilities last year, coupled with the five facilities currently under development, and ongoing negotiations for additional outpatient centers, have positioned DCA well for 2005, and beyond. We expect initial operating costs at the new dialysis facilities to potentially negatively impact DCA's near term earnings, while providing a favorable financial future as the patient bases mature. We remain enthusiastic about the previously announced intent to merge our company into our DCA. In addition to other favorable aspects, the proposed merger will provide DCA with additional capital resources to pursue its continued and controlled growth."

Medicore is primarily engaged in providing kidney dialysis treatments through DCA, which currently owns or manages 23 free standing kidney hemodialysis centers in Pennsylvania, New Jersey, Georgia, Ohio, Maryland, Virginia and South Carolina providing patients with a full range of quality in-center, and at-home hemodialysis services. DCA also provides in-hospital services. With the completion of the five centers under development, DCA will have 28 centers in operation. Medicore is also engaged in the distribution of medical products and holds investments in two affiliated Linux software companies.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results to differ materially from those anticipated. those factors include but are not limited to, general economic conditions, certain delays beyond the company's control with respect to future business events, the likelihood of realizing value for the company's ownership in the two affiliated Linux software companies, receipt of satisfactory tax and fairness opinions and shareholder approval relating to the merger of our company with DCA, the ability of DCA to timely develop or acquire additional dialysis facilities, whether patient bases of certain of DCA's facilities, particularly its developmental stage facilities, can mature to provide profitability, regulation of dialysis operations, government rate determination for Medicare reimbursement, the highly competitive environment in the operation, development and acquisition of dialysis centers and other risks detailed in the company's filings with the Securities and Exchange Commission ("SEC"), particularly as described in the company's annual report on Form 10-K for the year ended December 31, 2004. The historical results contained in this press release are not necessarily indicative of future performance of the company.

Medicore, Inc.'s most recent annual report on Form 10-K for the year ended December 31, 2004, quarterly and current reports, other filings with the SEC, press releases and corporate governance materials are available through Medicore's internet home page: http://www.medicore.com.

CONTACT: For additional information, you may contact Thomas K. Langbein, Chairman of the Board, CEO and President of Medicore, Inc., 777 Terrace Avenue, Hasbrouck Heights, NJ 07604; Telephone No. 201-288-8220.

                      MEDICORE, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS

Operating revenues                                  2004          2003           2002
  Sales:
     Product sales                              $   782,014    $   810,482    $   889,904
     Medical service revenues                    40,449,562     29,676,388     25,162,380
                                                -----------    -----------      ----------
          Total sales                            41,231,576     30,486,870     26,052,284
  Other income                                      536,434        320,580        191,213
                                                -----------    -----------      ----------
                                                 41,768,010     30,807,450     26,243,497

Cost and expenses:
  Cost of sales:
    Cost of product sales                           492,461        514,354        496,984
                                                -----------    -----------      ----------
    Cost of medical services                     23,545,586     18,220,891     15,066,551
          Total cost of sales                    24,038,047     18,735,245     15,563,535
  Legal fees related party                          413,000        342,000        310,000
  Selling, general and administrative expenses   13,994,659     11,002,995      8,423,588
  Provision for doubtful accounts                 1,197,905        289,582        705,158
                                                -----------    -----------      ----------
                                                 39,643,611     30,369,822     25,002,281

Operating income                                  2,124,399        437,628      1,241,216

Other income (expense):
Interest income related parties                       7,057         30,111         30,714
Gain on sale of former subsidiary                   545,995            ---            ---
Gain on sale of securities                          402,493        784,005            ---
Other income, net                                   372,277        286,690        414,943
                                                -----------    -----------      ----------
                                                  1,327,822      1,100,806        445,657

Income before income taxes, minority interest
  and equity in affiliate earnings                3,452,221      1,538,434      1,686,873

Income tax provision                              1,589,292        636,289        646,880
                                                -----------    -----------      ----------

Income before minority interest and
  equity in affiliate earnings                    1,862,929        902,145      1,039,993

Minority interest in income of consolidated
  subsidiaries                                   (1,632,138)      (673,145)       (627,408)
Equity in affiliate earnings                        282,946         44,354          69,533
                                                -----------    -----------      ----------
Net income                                      $   513,737    $   273,354      $  482,118
                                                ===========    ===========      ==========

Earnings per share:
   Basic                                            $.07           $.04            $.07
                                                    ====           ====            ====
   Diluted                                          $.06           $.03            $.06
                                                    ====           ====            ====